Exhibit 99.1 Earnings Press Release

Emclaire Financial Corp Reports Record Earnings for Third Quarter 2021

EMLENTON, Pa., October 22, 2021 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $3.4 million, or $1.23 per diluted common share, for the three months ended September 30, 2021, an increase of $1.6 million, or 87.7%, from $1.8 million, or $0.66 per diluted common share, reported for the comparable period in 2020.  Net income available to common shareholders for the nine-month period ended September 30, 2021 was $7.4 million, or $2.69 per diluted common share, an increase of $3.2 million, or 76.3%, from $4.2 million, or $1.54 per diluted common share, for the same period in 2020.  The increase in net income for both periods compared to the same periods in 2020 resulted from an increase in net interest income and a decrease in the provision for loan losses, partially offset by increases in noninterest expense and the provision for income taxes.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “We are extremely pleased to announce record earnings for the third quarter.  The Bank has achieved solid earnings, balance sheet growth and strong credit quality while navigating through the ongoing pandemic, staffing challenges and industry-wide margin compression.  We continue to process and benefit from forgiveness requests related to the Small Business Administration's Paycheck Protection Program (PPP) through which we provided a total of $81.6 million of loans to local small businesses of which only $10.5 million remained outstanding at quarter end.  We remain focused on meeting our customers' needs and providing a competitive return to our shareholders."

QUARTERLY OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $1.6 million, or 87.7%, to $3.4 million, or $1.23 per diluted common share, for the three months ended September 30, 2021, compared to net income of $1.8 million, or $0.66 per diluted common share for same period in 2020.  The increase resulted from increases in net interest income and noninterest income of $1.4 million and $208,000, respectively, and a $625,000 decrease in the provision for loan losses, partially offset by increases in noninterest expense and the provision for income taxes of $306,000 and $350,000, respectively.

Net interest income increased $1.4 million, or 19.4%, to $8.6 million for the three months ended September 30, 2021 from $7.2 million for the same period in 2020. The increase in net interest income resulted from a decrease in interest expense of $756,000, or 39.1%, and an increase in interest income of $644,000, or 7.0%.  The Corporation's cost of funds decreased 37 basis points to 0.47% for the three months ended September 30, 2021, compared to 0.84% for the same period in 2020, resulting in an $832,000 decrease in interest expense.  The decrease in the cost of funds was partially offset by an $85,000 increase in interest expense caused by a $35.2 million increase in average interest-bearing deposits to $729.6 million for the three months ended September 30, 2021, compared to $694.4 million for the same period in 2020. The increase in interest income resulted primarily from a 25 basis point increase in the yield on loans to 4.36% for the three months ended September 30, 2021 from 4.11% for the same period in 2020, causing a $527,000 increase in interest income.  During the three months ended September 30, 2021, the Corporation recognized $1.2 million of interest income related to the PPP loans, compared to $389,000 for the same period in 2020.  Without the PPP loans, the Corporation would have experienced a 25 basis point decrease in the yield on loans to 3.86% for the three months ended September 30, 2021. The increase in loan yield was partially offset by a $22.5 million decrease in the average balance of loans outstanding as a result of PPP loan forgiveness and a reduction in the Bank's residential mortgage and home equity loan portfolios.  The decrease in loan volume caused a reduction of $237,000 in interest income for the quarter. Additionally, average security balances increased $93.4 million to $186.4 million for the three months ended September 30, 2021, compared to $93.1 million for the same period in 2020, causing a $500,000 increase in interest income.  This was partially offset by a 36 basis point decrease in the yield on securities to 2.08% for the three months ended September 30, 2021 from 2.44% for the same period in 2020, causing a $91,000 decrease in interest income.

The provision for loan losses decreased $625,000, or 83.3%, to $125,000 for the three months ended September 30, 2021 from $750,000 for the same period in 2020. The higher provision for loan losses recorded during the third quarter of 2020 was due to growth in the residential and consumer loan portfolios, an increase in the specific pandemic qualitative allowance factor, increased risk ratings for loans which were granted payment deferrals and an increase in criticized and classified loans.  Criticized and classified loans decreased $3.7 million during the quarter ended September 30, 2021 to $39.3 million, or 3.6%, of total assets from $43.0 million, or 3.9%, of total assets at June 30, 2021.

Noninterest income increased $208,000, or 18.3%, to $1.3 million for the three months ended September 30, 2021 from $1.1 million for the same period in 2020 due to increases in gains on the sale of securities, other income and fees and service charges of $170,000, $51,000 and $18,000, respectively, partially offset by a decrease in gains on the sale of loans of $30,000.  During the quarter ended September 30, 2021, the Corporation sold a total of $4.4 million of primarily low-yielding mortgage-backed securities and realized a net gain of $170,000.  The sale proceeds were utilized to repay a $5.0 million Federal Home Loan Bank (FHLB) term advance.  The increase in other income was primarily related to an increase in interchange fee income resulting from easing pandemic restrictions leading to an increase in consumer spending.

Noninterest expense increased $306,000, or 5.6%, to $5.8 million for the three months ended September 30, 2021 from $5.4 million for the same period in 2020. The increase was primarily attributable to increases in other noninterest expense, professional fees, compensation and benefits expense and intangible amortization expense, of $191,000, $57,000, $56,000 and $27,000, respectively.  The increase in other noninterest expense was primarily related to prepayment penalties of $173,000 incurred during the quarter ended September 30, 2021 as a result of the aforementioned early repayment of FHLB debt.

The provision for income taxes increased $350,000, or 91.2%, to $734,000 for the three months ended September 30, 2021 from $384,000 for the same period in 2020 as a result of the increase in net income before provision for income taxes.

YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $3.2 million, or 76.3%, to $7.4 million, or $2.69 per diluted common share, for the nine months ended September 30, 2021, compared to net income of $4.2 million, or $1.54 per diluted common share for same period in 2020.  The increase resulted from a $2.7 million increase in net interest income and a $2.0 million decrease in the provision for loan losses, partially offset by a $65,000 decrease in noninterest income and increases in noninterest expense and the provision for income taxes of $706,000 and $679,000, respectively.

Net interest income increased $2.7 million, or 12.8%, to $23.5 million for the nine months ended September 30, 2021 from $20.8 million for the same period in 2020. The increase in net interest income resulted from a decrease in interest expense of $2.3 million, or 36.3%, and a $371,000, or 1.4%, increase in interest income.  The Corporation's cost of funds decreased 40 basis points to 0.56% for the nine months ended September 30, 2021, compared to 0.96% for the same period in 2020, resulting in a $2.5 million decrease in interest expense.  The decrease in the cost of funds was partially offset by a $204,000 increase in interest expense caused by a $52.2 million increase in average interest-bearing deposits to $715.4 million for the nine months ended September 30, 2021, compared to $663.2 million for the same period in 2020. The decrease in interest income resulted from a 13 basis point decrease in the yield on loans to 4.15% for the nine months ended September 30, 2021, compared to 4.28% for the same period in 2020, causing a $789,000 decrease in interest income.  Without the PPP loans, the Corporation would have experienced a 38 basis point decrease in the yield on loans to 3.90% for the nine months ended September 30, 2021.  This decrease in yield was partially offset by a $23.3 million increase in the average balance of loans outstanding as a result of record loan production during 2020 and the addition of PPP loans in 2020 and 2021, causing a $734,000 increase in interest income.  During the nine months ended September 30, 2021, the Corporation recognized $2.3 million of interest income related to the PPP loans, compared to $654,000 for the same period in 2020. Additionally, average security balances increased $49.5 million to $153.4 million for the nine months ended September 30, 2021, compared to $103.9 million for the same period in 2020, causing a $860,000 increase in interest income.  This was partially offset by a 30 basis point decrease in the yield on securities to 2.26% for the nine months ended September 30, 2021 from 2.56% for the same period in 2020, causing a $257,000 decrease in interest income.

The provision for loan losses decreased $2.0 million, or 75.4%, to $650,000 for the nine months ended September 30, 2021 from $2.6 million for the same period in 2020. The higher provision for loan losses recorded during the first nine months of 2020 was due to growth in the residential and consumer loan portfolios, the addition of a specific pandemic qualitative allowance factor, increased risk ratings for loans which were granted payment deferrals and an increase in criticized and classified loans.  Criticized and classified loans decreased $5.1 million during the nine months ended September 30, 2021 to $39.3 million, or 3.6%, of total assets from $44.4 million, or 4.3%, of total assets at December 31, 2020.

Noninterest income decreased $65,000, or 1.8%, to $3.5 million for the nine months ended September 30, 2021, compared to $3.5 million for the same period in 2020 due to decreases in gains on the sale of securities and fees and service charges of $434,000 and $59,000, respectively, partially offset by increases in other income and gains on the sale of loans of $253,000 and $172,000, respectively.  During the nine months ended September 30, 2021, the Corporation sold a total of $4.6 million of primarily low-yielding mortgage-backed securities and realized a net gain of $201,000.  The sale proceeds were utilized to repay a $5.0 million Federal Home Loan Bank (FHLB) term advance.  During the nine months ended September 30, 2020, the Corporation sold a total of $39.4 million of low-yielding mortgage-backed and collateralized mortgage obligation securities and realized a net gain of $635,000.  The sale proceeds were utilized to repay $15.0 million in FHLB term advances and purchase higher yielding municipal securities.  The increase in other income was primarily related to an increase in interchange fee income resulting from easing pandemic restrictions leading to an increase in consumer spending.  During the nine months ended September 30, 2021, the Corporation sold $13.5 million of residential mortgage loans to the FHLB and realized a net gain of $353,000, compared to sales of $4.1 million and a net gain of $181,000 recognized during the same period in 2020.

Noninterest expense increased $706,000, or 4.3%, to $17.3 million for the nine months ended September 30, 2021, compared to $16.6 million for the same period in 2020. The increase was primarily attributable to increases in compensation and benefits expense, professional fees, FDIC insurance expense, other noninterest expense, premises and equipment expense and intangible amortization expense of $260,000, $189,000, $97,000, $92,000, $46,000 and $22,000, respectively.

The provision for income taxes increased $679,000, or 76.1%, to $1.6 million for the nine months ended September 30, 2021 from $892,000 for the same period in 2020 as a result of the increase in net income before provision for income taxes.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $52.7 million, or 5.1%, to $1.1 billion at September 30, 2021 from $1.0 billion at December 31, 2020.  The increase in assets was driven primarily by a $73.9 million increase in securities, partially offset by an $18.8 million decrease in net loans receivable.  Liabilities increased $49.7 million, or 5.3%, to $990.5 million at September 30, 2021 from $940.8 million at December 31, 2020 due to a $54.9 million increase in customer deposits, partially offset by a $5.0 million reduction in borrowed funds.

Nonperforming assets decreased $1.4 million to $3.0 million, or 0.28% of total assets at September 30, 2021, compared to $4.4 million, or 0.43% of total assets at December 31, 2020.  Classified and criticized assets decreased $5.1 million to $39.3 million or 3.6% of total assets at September 30, 2021, compared to $44.4 million or 4.3% of total assets at December 31, 2020.  Classified and criticized assets remain elevated largely due to the impact of COVID-19 on the hospitality loan portfolio.  At September 30, 2021 the Corporation's hotel portfolio totaled $32.1 million, of which $30.1 million was rated classified or criticized.

The COVID-19 pandemic has impacted the global and local economies and some customers' ability to continue making timely loan payments.  The Corporation addressed the challenges of those facing hardship due to the pandemic by granting payment deferrals on 402 loans, which totaled $108.1 million.  At September 30, 2021, four loan relationships comprised of 10 loans totaling $16.0 million remained on deferral, all of which are associated with borrowers within the hospitality industry.  The Corporation continues to carefully monitor these loans and the entire loan portfolio and is well-positioned to weather a potential weakening of asset quality that may occur related to current circumstances.

Stockholders’ equity increased $3.0 million, or 3.2%, to $94.4 million at September 30, 2021 from $91.5 million at December 31, 2020 primarily due to a $4.9 million increase in retained earnings as a result of $7.4 million of net income available to common stockholders, less $2.4 million of common dividends paid, partially offset by a $2.3 million decrease in accumulated other comprehensive income.  The Corporation remains well capitalized and is well positioned for continued growth with total stockholders’ equity at 8.7% of total assets.  Book value per common share was $33.16 at September 30, 2021, compared to $32.07 at December 31, 2020.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:

William C. Marsh

Chairman, President and

Chief Executive Officer

Phone: (844) 800-2193

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Nine month period
	ended September 30,		ended September 30,
	2021	2020	2021	2020

Interest income	$9,816	$9,172	$27,527	$27,156
Interest expense	1,179	1,935	4,020	6,308
Net interest income	8,637	7,237	23,507	20,848
Provision for loan losses	125	750	650	2,642
Noninterest income	1,348	1,140	3,478	3,543
Noninterest expense	5,751	5,445	17,281	16,575
Income before provision for income taxes	4,109	2,182	9,054	5,174
Provision for income taxes	734	384	1,571	892
Net income	3,375	1,798	7,483	4,282
Preferred stock dividends	-	-	95	91
Net income available to common stockholders	$3,375	$1,798	$7,388	$4,191

Basic earnings per common share	$1.24	$0.66	$2.72	$1.55
Diluted earnings per common share	$1.23	$0.66	$2.69	$1.54
Dividends per common share	$0.30	$0.30	$0.90	$0.90

Return on average assets (1)	1.22%	0.70%	0.94%	0.58%
Return on average equity (1)	14.15%	8.01%	10.79%	6.49%
Return on average common equity (1)	14.81%	8.41%	11.16%	6.67%
Yield on average interest-earning assets	3.78%	3.83%	3.68%	3.99%
Cost of average interest-bearing liabilities	0.62%	1.06%	0.72%	1.19%
Cost of funds	0.47%	0.84%	0.56%	0.96%
Net interest margin	3.33%	3.03%	3.15%	3.07%
Efficiency ratio	57.54%	64.14%	63.57%	68.85%

(1)	Returns are annualized for the periods reported.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	9/30/2021	12/31/2020

Total assets	$1,084,974	$1,032,323
Cash and equivalents	38,066	37,439
Securities	186,930	113,056
Loans, net	781,859	800,413
Intangible assets	20,397	20,543
Deposits	948,523	893,627
Borrowed funds	27,050	32,050
Common stockholders' equity	90,234	87,274
Stockholders' equity	94,440	91,480

Book value per common share	$33.16	$32.07

Net loans to deposits	82.43%	89.57%
Allowance for loan losses to total loans	1.26%	1.18%
Nonperforming assets to total assets	0.28%	0.43%
Stockholders' equity to total assets	8.70%	8.86%
Shares of common stock outstanding	2,721,212	2,721,212